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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

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TRIAN PARTNERS ISSUES LETTER TO FELLOW PROCTER & GAMBLE SHAREHOLDERS

Highlights Trian Nominee Nelson Peltz’s Long Track Record of Improving Performance at Consumer Companies

Urges Fellow Shareholders to Put a Highly Qualified Shareholder on the P&G Board and Vote “FOR”

Nelson Peltz on the WHITE Proxy Card Today

Addresses Misleading Statements Made by P&G

NEW YORK, August 16, 2017—Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), is mailing a letter to its fellow shareholders detailing why it believes that adding to the Board Nelson Peltz, a highly motivated independent director with a material ownership stake and substantial industry experience, can lead to the breakthrough ideas P&G needs. Nelson has a long track record of improving performance at consumer companies and being a highly positive agent for change.

The letter also corrects false and misleading statements P&G has made about its operating performance and about Nelson. The reality is that P&G’s operating and stock price performance has been lackluster for far too long. Trian believes it is necessary to cut through P&G’s rhetoric so shareholders can make an informed decision at P&G’s annual meeting, on October 10, 2017. P&G has suggested that shareholders face an either/or choice: Nelson Peltz OR the current Board and management team. That is not true. As P&G knows, Trian is NOT seeking to replace the CEO or any existing directors. We are simply asking shareholders to vote to ADD Nelson to the Board where his sole focus will be to improve long-term performance, prioritizing market share, profitable growth and stronger shareholder returns.

Trian urges fellow shareholders to help revitalize P&G and to vote “FOR” Nelson Peltz on the WHITE Proxy Card.

The full text of the letter can be found below and online at www.RevitalizePG.com.

REVITALIZE P&G TOGETHER

VOTE THE WHITE CARD

Dear Fellow P&G Shareholder:

Nelson Peltz, the CEO of Trian, has a long record of improving the operating results of underperforming companies. Over the years, we have observed a correlation between underperformance and the unwillingness to embrace outside perspectives. In our experience, a fresh perspective can lead to breakthrough ideas. As the owner of approximately $3.5 billion of Procter & Gamble shares, we want P&G to be the best-performing consumer products company in the world. Achieving that goal requires both management and the Board to consider issues in an objective manner. That’s why we at Trian are shining a spotlight on the challenges facing P&G.

We are disappointed with the letter sent to you by P&G on August 14th, because it is full of false and misleading statements intended to justify maintaining the status quo at P&G. The Company says it has “a plan that is working” and that Nelson Peltz, who has had a storied career of helping rejuvenate companies, will add no value to the Board. The reality is, over the past decade, P&G’s total return to shareholders was less than half that of its peers and has been in the bottom quartile over most recent time frames.i We don’t think that’s acceptable and, as a shareholder, you deserve more.

P&G would have you believe you face an “either/or” choice: Nelson Peltz OR the current Board and management team. That is not true. As P&G knows, Trian is NOT seeking to replace the CEO or any existing directors. We are simply asking for your vote to ADD Nelson to the Board, with his long track record of improving performance at consumer companies, to help your Board and management revitalize P&G.

We, the shareholders, must work together to revitalize P&G

by voting the enclosed WHITE proxy card.

Trian believes the status quo is unacceptable. P&G needs to decisively address the factors contributing to its consistent underperformance, including eroding market share, excessive costs and a cumbersome bureaucracyii that we believe creates profit-reducing complexity, obscures accountability, slows decision-making and impedes sales growth. But it will require a Board that is willing to look at the facts objectively and a management team that is prepared to act aggressively to address the core issues that are preventing P&G from reaching its full potential.

As a shareholder, you need to know the facts. The following pages set the record straight regarding the misleading arguments presented by P&G.

P&G’s Rhetoric on Company Performance

•	“P&G is raising the bar to a new standard of excellence”
•	“P&G is delivering growth and shareholder value”
•	“The actions we have taken and plan we have in place are working”

Realityiii

Lowered bar for performance over past decade

•	In 2017, management’s 3-year compensation plan targeted lackluster 2.8% long-term organic growth through 2019, meaning management would be paid in full for growing slower than P&G’s categories and losing market share. The plan also targeted 6% EPS growth through 2019.iv
•	That’s down from 2005, when P&G targeted 4-6% long-term organic growth, ahead of the market, and “double-digit” long-term EPS growth.

 Weak Total Shareholder Returns

•	Over a 10-year period, P&G’s TSR was less than half that of its peers and has been in the bottom quartile over most recent time frames – this is unacceptable.

Organic sales growth has significantly underperformed peers

•	2.2% average annual sales growth since 2011 vs. peer average of 3.7%.

Volume growth worst in class

•	0.8% average annual volume growth since 2011 vs. peer average of 3.0%.

EPS growth worst in class

•	EPS growth has been flat since 2011 vs. peer average of +7% per year.

Investments not generating a return

•	$96 billion of total investment in capital expenditures, R&D and marketing expenses over the last 6 years has not increased earnings or driven market share gains.

P&G’s Rhetoric on Nelson Peltz’s Performance

•	“Since the CEO transition on November 1, 2015, our team has delivered total shareholder return (“TSR”) of 27%...the weighted average return of the companies where Mr. Peltz serves as a Board member has been only 8%”

Reality

Companies where Nelson serves as a director have meaningfully higher TSR than P&G’s.

In his letter to shareholders, David Taylor suggested that P&G’s TSR has outperformed companies on which Nelson has served on the board. P&G’s methodology is highly misleading for a few reasons:

1)	Arbitrary Time Frame: Why is David Taylor’s tenure the right time frame for assessing performance of companies that Nelson has been involved with? Wouldn’t it be far more logical to look at returns during the time frame that Nelson has been involved at those companies?
2)	“Market Value Weighted Average” TSR Methodology: P&G uses a market value weighted TSR metric to measure Nelson’s performance. This methodology is inherently misleading. For example, P&G’s methodology weights Mondelēz’s TSR performance at ~30x that of Wendy’s, based on relative market values! What’s more, P&G uses a simple average as opposed to a weighted average to measure its own peers’ performance, making its results look more favorable.

3)	P&G Has Underperformed Under This Board’s Watch: The reality is that a significant majority of P&G's directors have seen the Company underperform both the S&P 500 and peers since they were appointed.

 The following table shows consumer companies’ performance during Trian’s ENTIRE involvement with each company. TSR at each of these companies has outperformed P&G – by 10% annually on average – since Trian invested.

P&G’s Rhetoric on Nelson Peltz

•	“Mr. Peltz is not helpful to Boards and management teams that are on the right track”
•	“Mr. Peltz does not bring any new or needed skills to our Board”
•	“We believe Mr. Peltz initiated this proxy contest to satisfy his own agenda and to meet expectations of his limited partners”

Reality

Nelson brings decades of experience as an owner/operator to the boardroom.

Nelson began his career by building his family’s small produce delivery business into a formidable public company that became the largest foodservice distribution company in the Northeast. Later, as CEO of Triangle Industries, he built what would become a Fortune 100 industrial company and the largest packaging company in the world, providing great value to large consumer customers like Coca-Cola and Anheuser-Busch. He helped lead a dramatic turnaround that revitalized the Snapple beverage brand, significantly increasing sales volume and profits. The story of the Snapple turnaround is the subject of a Harvard Business School case study that details the critical link Nelson helped establish between corporate culture, innovation, brand success and sustained growth.

Nelson is a recognized leader in corporate governance.

Nelson has been recognized by the National Association of Corporate Directors (NACD), the leading trade organization for directors and boards, for three consecutive years as one of the most influential people in corporate governance – a testament to his exemplary board leadership.

Nelson’s only agenda is to improve P&G’s long-term performance.

Trian believes that P&G’s challenges stem in large part from its cumbersome organizational structure and bureaucratic culture,v which can be highly resistant to change. It is our strong view that the addition of a motivated independent director who has a material ownership stake and substantial relevant industry experience can be a valuable resource for overcoming the root causes of these challenges and helping to create the right environment for breakthrough ideas. To be clear, Nelson has no hidden agenda. His only agenda is to improve performance so that P&G can increase returns to all shareholders and create long-term shareholder value.

Nelson’s record shows how his experiences in the boardroom can benefit companies.

Nelson serves as Chairman of the Board of The Wendy’s Company, another iconic brand, where Trian has been a shareholder for more than a decade. During this period, Nelson has helped Wendy’s reinvigorate its brand and drive growth by investing to upgrade the quality of the food, marketing and in-store experience. The company just reported its 18th consecutive quarter of positive same-restaurant sales. Similarly, when Nelson went on the Board of H.J. Heinz Company in 2006, the company went on to deliver 32 consecutive quarters of organic sales growth, strong profits and share price outperformance.

TSR and EPS growth for consumer companies where Nelson has served on the Board have far outperformed the S&P 500 during the time of Trian’s investment.vi

Nelson is known for being collaborative in the board room.

We pride ourselves on our highly collaborative engagement with management and boards. In fact, those relationships have been so productive that several former CEOs and Directors we have worked with in the past now serve as Trian Advisory Partners. Among these is Bill Johnson, who was the CEO of Heinz when Nelson won a seat on the Company’s Board.

You don’t need to take our word for it; here’s what some CEOs that we have worked with say about Nelson and Trian:

“Nelson was quick to recognize that removing Snapple from a bureaucratic Quaker Oats culture would enable entrepreneurialism and innovation. The result was a dramatic sales turnaround and more than quadrupling of company value in just 3 years. And I experienced first-hand at Heinz [as a Director] how Nelson emerged from a hotly contested proxy battle to become an incredibly respected and valued Board member.”
- Mike Weinstein (CEO of Snapple from 1997-2000; H.J. Heinz Director from 2006-2013)

“I said to another CEO…who had called me and inquired about Nelson, that if I were to form the board today, Nelson would be one of the first directors I’d ask to serve because he is an insightful, communicative, enthusiastic, energetic and available director.”
- Bill Johnson (CEO of H. J. Heinz from 1998-2013)

“Nelson is a valued and very constructive director who has made significant contributions to our board processes and business decisions. He has a sharp eye for changing consumer trends and willingly shares his ideas and best practices from his deep knowledge and extensive operating experience in the consumer goods industry.”
- Irene Rosenfeld (CEO of Mondelēz International from 2007-Present)

“I have the highest regard for Nelson Peltz and Ed Garden.  Since becoming CEO of DuPont, I have talked many times with the Trian team and appreciate their insights on strategy and operations, as well as the collaborative and productive manner in which they have engaged with us.  Their ability to rigorously analyze opportunities for long-term value maximization has been consistently demonstrated over the years.”

- Ed Breen (CEO of DuPont from 2015-Present)

As you can see, Nelson is a highly engaged shareowner with a track record of success in the boardroom and deep experience with consumer companies and brands. But in a misguided effort to keep Nelson off the Board, P&G management has mounted a massive defense and estimates it will spend approximately $35 million of your money – which we believe, in reality, will amount to at least $100 million – on multiple mailings to P&G shareholders and payments to at least nine advisors. Imagine what all that money could do if it were invested in regaining lost market share – instead of paying for four investment banks, at least two law firms, two proxy solicitors and a PR firm, that P&G has hired to keep one highly qualified shareholder out of the P&G boardroom.

“They can take all those fees and save them and put this man on the Board who’s done more homework than anyone else – and he’ll give you this homework for free! MEMO TO PROCTER & GAMBLE: Peltz is cheaper than all of those advisors and knows the space.”

-- Jim Cramer; CNBC ‘Squawk on the Street’; 27 July 2017

With beneficial ownership of approximately $3.5 billion of P&G shares, Nelson has far more skin in the game than the entire P&G Board. He will be a motivated independent director with a laser focus on long-term shareholder value creation that can accelerate positive change – as he has done with many other consumer companies over the past 40 years.

We urge you to help us revitalize P&G by voting “FOR” Nelson Peltz on the WHITE proxy card today.

Sincerely,

TRIAN FUND MANAGEMENT, L.P.

HELP PUT A HIGHLY QUALIFIED SHAREHOLDER ON THE P&G BOARD

VOTE “FOR” NELSON PELTZ ON THE WHITE PROXY CARD TODAY

Your vote is important. Please discard any Blue proxy cards you have received from P&G. If you have already returned a Blue proxy card, you can change your vote simply by signing, dating and returning a WHITE proxy card today. Only your latest-dated proxy card will be counted.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders, Call Toll-Free: (877) 750-8338

Banks and Brokers, Call Collect: (212) 750-5833

NOTES:

i Source: Capital IQ, SEC filings and annual reports. Total shareholder returns of the S&P 500, the Company and its peers measured through June 15, 2017, one day before rumors surfaced of Trian seeking P&G Board representation. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each is domiciled in the United States or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.

ii The Trian Group believes that P&G’s organizational structure is overly “matrixed,” which we believe impedes growth by adding unnecessary complexity and cost. We understand that there are three overlapping organizational structures at P&G (Global Business Units as defined by category, Selling and Marketing Operations, and Corporate Functions), and in our view, these overlapping structures obscure accountability, increase bureaucracy and slow decision-making and impede sales growth and market shares.

iii Source: P&G SEC filings, peer SEC filings and Bloomberg.

iv Source: Euromonitor and Wall Street research.

v The Trian Group believes that P&G’s organizational structure is overly “matrixed,” which we believe impedes growth by adding unnecessary complexity and cost. We understand that there are three overlapping organizational structures at P&G (Global Business Units as defined by category, Selling and Marketing Operations, and Corporate Functions), and in our view, these overlapping structures obscure accountability, increase bureaucracy and slow decision-making and impede sales growth and market shares.

vi Please see slide 19 of the “Introductory Presentation on P&G,” filed by Trian Partners (as defined below) with the SEC under cover of Schedule 14A on July 17, 2017 (the “Introductory Presentation”), as well as the notes and disclaimers to the Introductory Presentation, which is available at RevitalizePG.com.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P. is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of such change. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. Select figures presented in this press release have not been calculated using generally accepted accounting principles (“GAAP”) and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized. Nothing in this press release is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Additional Information

Trian Partners, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Fund Management, L.P. ("Trian"), and the other funds and investment vehicles Trian manages (Trian, with such funds, "Trian Partners") that hold shares of The Procter & Gamble Company (the "Company"), and the other participants (collectively, the "Participants") identified in the definitive proxy statement on Schedule 14A (the "Proxy Statement") filed by Trian with the SEC on July 31, 2017, are participants in the solicitation of proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2017 Annual Meeting"). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov<http://www.sec.gov/>. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (call toll-free:(877) 750-8338; call collect: (212) 750-5833; or email (Requests for materials only): material@innisfreema.com).

Contacts:

Trian Fund Management, L.P.

Anne A. Tarbell, 212-451-3030

atarbell@trianpartners.com

Sard Verbinnen & Co

George Sard / Margaret Popper / Kelsey Markovich, 212-687-8080

GSard@sardverb.com/MPopper@sardverb.com/KMarkovich@sardverb.com